Exhibit 99.1
Omeros Licenses PDE7 Compounds for Parkinson’s Disease Program
Seattle, Washington — March 9, 2010 — Omeros Corporation (Nasdaq: OMER) today announced that it has obtained an exclusive license to compounds from Asubio Pharma Co., Ltd. for use in its PDE7 program, which is focused on the treatment of movement disorders. Omeros has demonstrated a previously unknown link between phosphodiesterase-7 (PDE7) and movement disorders such as Parkinson’s disease and Restless Legs Syndrome. The agreement with Asubio gives Omeros an expedited path to the clinic by providing advanced preclinical product candidates that are ready for additional toxicology studies in preparation for a Phase 1 clinical trial.
“We are pleased to have accessed these PDE7 inhibitors. Omeros has already conducted successful preclinical studies with them, and has identified which in-licensed candidate we plan to move forward into clinical trials,” stated Gregory Demopulos, M.D., chairman and chief executive officer of Omeros. “We expect that our first clinical program will target Parkinson’s disease and, assuming continued preclinical progress, that we will be able to file an investigational new drug (IND) application to begin a Phase 1 clinical trial in 2011.”
Under the agreement, Omeros is responsible for clinical and commercial milestone payments to Asubio. Omeros would also pay a single-digit royalty to Asubio upon potential sale of the products named in the agreement.
About Omeros’ PDE7 Program
Omeros’ PDE7 program is based on a previously unknown link between PDE7 and any movement disorder such as Parkinson’s disease and Restless Legs Syndrome. Based on promising preclinical animal data in a model of Parkinson’s disease showing efficacy of PDE7 inhibitors equivalent to that of levodopamine, the Company is advancing proprietary compounds for the treatment of movement disorders. Levodopamine has been the standard treatment for Parkinson’s disease for nearly 40 years but is associated with severe side effects including dyskinesias, hallucinations, sleep disorders and cognitive impairment. Omeros’ PDE7 inhibitors may have the ability to avoid one or more of these side effects. The Michael J. Fox Foundation has been a supporter of this program, having provided grant funding of $464,000 to Omeros to date.
About Parkinson’s Disease
Parkinson’s disease is a progressive, degenerative disorder of the central nervous system that can impair a person’s motor skills, speech and other functions. The disease is characterized by tremors, muscle rigidity and the slowing of physical movement. It is chronic and progressive and affects approximately one million people in the United States. There is currently no cure for Parkinson’s disease.
About Asubio Pharma Co., LTD.
Asubio Pharma is a research oriented biopharmaceutical company and a wholly owned subsidiary of Daiichi Sankyo Co., Ltd., headquartered in Japan. Asubio focuses on research and development of innovative ethical drugs in the field of inflammation, regeneration and differentiation. Asubio has cutting-edge technologies for innovating first-in-class small molecule medicines, peptide medicines and stem cell-derived medicines for tissue regeneration.
About Omeros Corporation
Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five ongoing clinical development programs, including four from its PharmacoSurgery™ platform and one from its Addiction program, the most advanced of which is in Phase 3 clinical trials. Omeros may also have the near-term capability, through its GPCR program, to add an unprecedented number of wholly new drug targets to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of antibody and small-molecule preclinical programs targeting inflammation and central nervous system disorders.
Forward-Looking Statements
This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the Company’s ability to file an IND in 2011 and to begin a Phase 1 clinical trial for Parkinson’s disease. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2009. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Contact:
Jennifer Cook Williams
Cook Williams Communications, Inc.
360-668-3701
jennifer@cwcomm.org
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